Exhibit 99.1

Contact: Nicole L'Huillier

802-985-1362

nicolel @vtbear.com

For Immediate Release

Vermont Teddy Bear Company® Reports Fiscal Year 2005 Results

Shelburne, VT - September 21, 2005 - The Vermont Teddy Bear Company®, Inc. Vermontteddybear.com (NASDAQ: BEAR) announced today annual net revenues of $66,608,000 for its fiscal year ended June 30, 2005, an increase of $10,780,000 or 19.3%, compared to $55,828,000 reported in fiscal year 2004. Net income available to common stockholders was $49,000, or $.01 per diluted common share, for fiscal 2005 as compared to $1,650,000, or $.29 per diluted common share, reported for fiscal 2004. Net income in fiscal 2005 was impacted by settlement costs and legal expenses related to a lease dispute that was settled during the year, expenses associated with the Company's "going private" transaction, and legal expenses related to settlement of a class action lawsuit, as explained below.

"This has been a year characterized by a number of challenges external to the Company's day to day operations", said CEO Elisabeth Robert. "In reviewing our reported performance for the year, it is important to evaluate the Company's operating performance without the additional expenses incurred related to these challenges which will not affect the future profitability of our Company."

Recent Events

On April 28, 2005, the Company executed a Settlement and Release Agreement with 538 Madison Realty Company, providing for a comprehensive settlement of litigation pending in the Supreme Court of the State of New York, County of New York. In that litigation, the Company sought a declaration that a lease with 538 Madison Realty Company had been terminated. Under the terms of the settlement, the Company paid its former landlord $1,150,000 when the settlement agreement was executed, including the release of a $150,000 security deposit previously held by the landlord. The Company will pay the landlord an additional $1,200,000 on or before March 15, 2006, without interest. As a result of the Settlement Agreement, the Company incurred $2,150,000 in settlement costs and $361,000 in related legal fees during the fiscal year ended June 30, 2005.

On May 16, 2005, the Company signed a merger agreement that will enable the Company to be taken private by an investment group led by The Mustang Group LLC, a Boston-based private equity firm. The Company entered into this agreement following the unanimous approval of the members of the Company's Board of Directors, based on a unanimous recommendation of a Special Committee of the Board comprised of independent directors. Under the terms of the agreement, the Company's shareholders, other than shareholders who have agreed to contribute their shares in the Company to the buyer in exchange for shares of stock in the buyer, will receive $6.50 in cash per share of the Company's common stock upon the closing of the transaction. The Company incurred legal and financial advisory fees of $780,000 related to the merger agreement during fiscal year 2005. A special meeting of the shareholders will be held at 10:00 a.m. EST on Wednesday, September 28, 2005, at the Company's retail/manufacturing facility to consider and vote upon the merger agreement, which requires approval by the holders of two-thirds of the Company's common shares, including the holders of the Company's Series C and Series D preferred shares voting on an as converted basis. If our shareholders approve the merger agreement, the transaction is expected to close on or before September 30, 2005.

The settlement payment due in March 2006 to the Company's former landlord in New York and all of the transaction costs related to the merger agreement are reported as fiscal 2005 expenses in the consolidated financial statements as incurred but are not deductible for income tax purposes. As a result of the transaction costs the Company's effective tax rate is 79.1% as compared to 41.1% for fiscal 2004.

In early June 2005, two putative shareholder lawsuits were filed against the Company. The actions named as defendants the Company and each individual member of its board of directors, as well as Mustang and affiliated entities. On September 7, 2005, the two actions were consolidated. On September 19, 2005, an amended complaint was filed in the consolidated action, alleging that the defendants breached their fiduciary duties to shareholders by, among other things, (1) failing to maximize shareholder value with respect to the proposed merger, and (2) failing to disclose material information regarding the proposed merger. The parties engaged in negotiations that have led to an agreement in principle regarding the proposed settlement of this litigation. The terms of such proposed settlement are reflected in a memorandum of understanding which was signed after the filing of the amended complaint on September 19, 2005. On September 20, 2005, pursuant to the terms of the memorandum of understanding, the Company filed with the Securities and Exchange Commission and mailed to shareholders of record as of August 24, 2005, the record date for the merger, a supplement to the definitive proxy statement that was filed with the Securities and Exchange Commission on September 2, 2005. The supplement to the proxy statement contains additional disclosures related to the proposed merger.

The Company is not obligated to make any payments under the terms of the settlement other than the fees and expenses of plaintiffs' counsel up to a limit of $170,000 and subject to court approval. The Company's insurance company has confirmed that the allegations in the complaint qualify for coverage under the Company's liability insurance policy and has further confirmed that after completion of its internal review process and approval of the settlement by the court it will fund the entire payment of fees and expenses of plaintiffs' counsel up to $170,000 except for $5,000 which Mustang has agreed to pay. The insurance company reserves its rights and defenses under the liability policy, the operation of law and the circumstances giving rise to this claim. The Company has accrued $65,000 as of June 30, 2005 for the estimated defense costs related to the settlement. Reasonable defense costs in excess of $125,000 are covered under the Company's liability insurance policy.

Results of Operations

The Company's PajamaGram gift segment grew by 97.5% to approximately $14,588,000 for the fiscal year ended June 30, 2005, from $7,385,000 in the prior year. Calyx & Corolla revenues increased by 11.1% to approximately $17,469,000 from $15,719,000 as the Company reported a full year of revenue for the Calyx segment in the year ending June 30, 2005 as compared to revenues for the ten months subsequent to the acquisition in the prior fiscal year. The BearGram segment increased 8.0% to approximately $30,943,000 from $28,653,000 last year. TastyGram segment increased 11.2% to $406,000 from $365,000 last year. The increases were offset by decreases in the Retail segment of 7.4% to $2,809,000 from $3,033,000 last year and in the Corporate Wholesale segment of 41.7% to $392,000 from $672,000 last year.

Consolidated gross margin in the fiscal year ended June 30, 2005 increased by approximately $4,839,000 to $36,300,000 from $31,461,000 last year. Gross margin as a percentage of net revenue decreased to 54.5% from 56.4% last year.

Gross margin decreased by 4.9% and 2.2% in the Calyx & Corolla and PajamaGram segments, respectively. In addition, in the Corporate Wholesale segment gross margin decreased by 9.6%, gross margin in the Retail segment decreased by 1.9%, and gross margin in the TastyGram segment decreased by 2.8%. In the BearGram segment gross margin as a percentage of gross sales remained consistent with the prior year. Package delivery costs have increased in all of the Company's business segments due to increased fuel and other ancillary surcharges imposed by common carriers.

Marketing and selling expenses increased by approximately $2,510,000 to $24,405,000 for the year ended June 30, 2005, from $21,895,000 last year. The increases are primarily due to the costs associated with increased production quality of the PajamaGram catalog, increased circulation of both the PajamaGram and Calyx catalogs, and increases in television and radio advertising in both the PajamaGram and BearGram segments. Marketing and selling costs as a percentage of net revenue decreased to 36.6% in the year ended June 30, 2005 from 39.2 % last year.

General and administrative expenses for the year ended June 30, 2005 increased $4,311,000 to $10,114,000, up from $5,803,000 in the prior year. As a percentage of net revenues, general and administrative costs increased to 15.2% for the fiscal year ended June 30, 2005, from 10.4% for the fiscal year ended June 30, 2004. Charges for the settlement costs and related legal expenses in the New York lease dispute represent approximately $2,511,000, or 3.8% of net revenue, for the fiscal year ended June 30, 2005. Legal and financial advisory fees related to the going private transaction represent approximately $780,000, or 1.2% of net revenue, for the fiscal year ended June 30, 2005. The $65,000 accrued for defense costs related to settlement of the class action shareholders suit represents 0.1 % of net revenue.

The Company's fourth quarter revenues for the three months ended June 30, 2005 increased 8.1% to approximately $18,768,000 as compared to net revenues of $17,360,000 reported for the three months ended June 30, 2004. The Company also reported a net loss available to common stockholders of $207,000, or $.04 per diluted common share, as compared to a net income of $79,000, or $.01 per diluted common share, in the fourth quarter last year.

Net revenues in the PajamaGram gift segment for the three months ended June 30, 2005 increased 70.4% to $4,812,000 from $2,825,000 in the same period last year. Net revenues in the BearGram segment increased 3.4% for the quarter to $8,024,000 from $7,757,000 last year. These increases were offset by a 13.3% decrease to net revenues for the fourth quarter in the Calyx & Corolla segment to $5,143,000 from $5,931,000 reported in the same period of the prior year; a 6.9% decrease in the Retail segment to $524,000 from $563,000; a 8.6% decrease in Corporate Wholesale segment to $152,000 from $167,000; and a 3.5% decrease in the TastyGram segment to $113,000 from $117,000.

Consolidated gross margin in the fourth quarter increased approximately $389,000 to $9,573,000 from $9,184,000 in the comparable period last year. Gross margin as a percentage of net revenue decreased from 52.9% in the came period last year to 51.0% for the period this year. While in the BearGram segment gross margin increased by 1.7%, gross margin decreased in the Company's other segments: by 9.3% in the Calyx & Corolla segment; by 1.8% in the PajamaGram segment; by 0.8% in the Retail segment; by 13.4% in the Corporate Wholesale segment; and by 4.8% in the TastyGram segment. The decrease in PajamaGram's margins as a percent of net revenues was the result of increased revenues from products that have lower gross unit margins. Gross margins in all segments were impacted by increased delivery costs due primarily to increases in fuel and other ancillary surcharges imposed by common carriers.

Marketing and selling expenses decreased to $7,135,000 for the quarter ended June 30, 2005 from $7,331,000 for the same quarter last year. However, marketing and selling costs as a percentage of net revenues decreased to 38.0% percent in the fourth quarter of fiscal 2005 from 42.2% in the same quarter last year.

General and administrative expenses for the fourth quarter increased by $1,152,000 to $2,629,000 from $1,477,000 in the same period last year. This increase includes approximately $572,000 of expenses related to the going private transaction, $58,000 of expenses related to the settlement of the NY lease dispute, and $65,000 of expenses accrued for defenses costs associated with settlement of the shareholder lawsuit. General and administrative expenses increased as a percentage of net revenues to 14.0% from 8.5% in the fourth quarter of the previous year.

A Vermont Teddy Bear Company Bear-Gram gift is a popular alternative to sending flowers. Each Bear-Gram gift includes a customized Vermont Teddy Bear accompanied by a personal greeting card and candy treat, all packaged in a colorful gift box with an air hole. Orders are placed by calling 1-800-829-BEAR or by shopping at Vermontteddybear.com.

The PajamaGram Company is a gift delivery service where customers can pamper their loved ones by sending pajamas and spa products in luxurious packaging by calling 1-800-GIVE-PJS or shopping at PajamaGram.com.

The TastyGram Company specializes in the delivery of creatively packaged, deliciously presented gourmet foods and sweets by calling

1-800-82-TASTY or shopping at Tastygram.com.

Calyx & Corolla delivers premium direct-from-the-grower floral gifts through its catalog, by phone at 1-800-800-7788 or online at calyxandcorolla.com

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those suggested by the statements above.

	THE VERMONT TEDDY BEAR CO., INC.
	Condensed Consolidated Statements of Income
	For the Three and Twelve Months Ended June 30, 2005 and 2004
	(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net Revenues	$ 18,767,995	$ 17,359,522	$ 66,607,749	$ 55,827,533
Cost of Goods Sold	9,194,584	8,185,591	30,307,774	24,366,502
Gross Profit	9,573,411	9,173,931	36,299,975	31,461,031

Operating Expenses:
Marketing and Selling Expenses	7,134,594	7,330,608	24,404,515	21,894,556
General and Administrative Expenses	2,629,072	1,476,654	7,963,720	5,803,425
Legal Settlement Accrual	0	0	2,150,000	0
	9,763,666	8,807,262	34,518,235	27,697,981
Operating Income(Loss)	(190,255)	366,669	1,781,740	3,763,050
Interest Income	24,038	14,533	56,393	42,641
Interest Expense	(154,678)	(165,391)	(643,451)	(674,767)
Other Income	4,497	3,057	9,759	5,550
Income(Loss) Before Income Taxes	(316,398)	218,868	1,204,441	3,136,474
Income Tax Provision	159,949	(89,703)	(952,874)	(1,284,754)
Net Income(Loss)	(156,449)	129,165	251,567	1,851,720
Preferred Stock Dividends	(50,557)	(50,559)	(202,585)	(183,632)
Accretion of Original Issue Discount	0	0	0	(18,153)
Net Income(Loss) Available to Common Stockholders	$ (207,006)	$ 78,606	$ 48,982	$ 1,649,935

Basic Net Income(Loss) Per Common Share	($0.04)	$0.02	$0.01	$0.33

Diluted Net Income(Loss) Per Common Share	($0.04)	$0.01	$0.01	$0.29

Weighted Average Number of Shares Outstanding	5,146,803	5,076,355	5,114,612	5,056,456

Weighted Average Number of Diluted
Common Shares Outstanding	5,607,560	5,573,724	5,573,439	6,167,634

	June 30,	June 30,
	2005	2004

Cash and Cash Equivalents	$ 7,046,037	$ 6,586,571
Current Assets	15,605,150	12,989,784
Total Assets	28,751,627	26,530,405

Current Liabilities	10,317,279	7,872,692
Long Term Debt	5,717,179	6,582,473
Series C Preferred	93,042	93,042
Series D Preferred	2,510,274	2,510,274

Stockholders' Equity	$ 10,113,853	$ 9,471,924

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